PRESS RELEASE – FOR IMMEDIATE RELEASEExhibit 99.1

eGain appoints AJ Berkeley as new head of worldwide sales

Sunnyvale, CA and Slough, UK (Aug 5, 2014): eGain (NASDAQ: EGAN), the leading provider of cloud customer engagement solutions, today announced that it has appointed AJ Berkeley as Senior VP of Worldwide Sales. In this role, Mr Berkeley will oversee all aspects of global sales, including customer and partner relationships, sales strategy, and operations for the company. He brings to eGain a strong track record of sales and business achievement that includes more than two decades of experience as a sales leader and CEO in high-growth companies.  For the past two years, Mr Berkeley has successfully led eGain’s strategic alliances effort.

Mr Berkeley has successfully built and led global sales organizations to market and sell high-value solutions to large enterprises. He started his career in sales at Hewlett Packard, where he held senior management positions responsible for delivering over $1 billion in annual revenue. Mr Berkeley has also served as CEO of several start-ups, including Interlink, where he doubled sales every year for three years.

“Over the past six months, we met many strong candidates as part of a search process conducted by a leading executive search firm. In the end, AJ impressed us most with his combination of a proven track record in sales, strong performance at eGain, and purposeful leadership. He has done a superb job strengthening our Cisco partnership to deliver good bookings and an impressive pipeline,” said Ashu Roy, eGain CEO. “I am confident that, in his new role, he will build on this momentum to inspire and lead our worldwide sales team.”

“In an exciting market driven by empowered consumers and disruptive digital technologies, eGain continues to raise the technology bar, most recently with the acquisition of Exony that further strengthens our solutions,” said Mr Berkeley. “I am thrilled to lead our global sales team, supported by partners, to help clients take the effort out of omnichannel. Our immediate focus will be on translating last year’s ramped-up sales investment into top line growth this year.”

About eGain

eGain customer engagement solutions power digital transformation for leading brands. Our top-rated cloud applications for social, mobile, web, and contact centers help clients deliver connected customer journeys in a multichannel world. To find out more about eGain software, visit http://www.egain.com/products/

Headquartered in Sunnyvale, California, eGain has operating presence in North America, EMEA, and APAC. To learn more about us, visit www.eGain.com or call our offices: +1-800-821-4358 (US), +44-(0)-1753-464646 (EMEA), or +91-(0)-20-6608-9200 (APAC).

PRESS RELEASE – FOR IMMEDIATE RELEASEExhibit 99.1

eGain, the eGain logo, and all other eGain product names and slogans are trademarks or registered trademarks of eGain Corp. in the United States and/or other countries. All other company names and products mentioned in this release may be trademarks or registered trademarks of the respective companies.

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eGain media contacts US Samphos Ngak eGain 408-636-4410 press@egain.com UK David Evans Cohesive Communications 44 (0)1291 626200 eGain@cohesive.uk.com